SUPPLY CHAIN CONSULTING AGREEMENT

THIS SUPPLY CHAIN CONSULTING AGREEMENT (the "Agreement") is made and entered into as of February 27, 2019 (the “Effective Date”) by and between ZIVO BIOSCIENCE, INC., a Nevada corporation (the “Company”), and AEGLE PARTNERS 2 LLC, a Michigan limited liability company ("Consultant").

RECITALS

A.The Company’s business model is to generate income from licensing and/or selling natural bioactive ingredients or dried algal biomass derived from the Company’s algae cultures.

B.Julian Leese of Consultant has conducted extensive commercial transactions and project financing throughout the world and has developed business relationships and governmental contacts that may benefit the Company.

C.The Company desires to engage Consultant to make Julian Leese available to perform certain services for and on behalf of the Company in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recital, the mutual covenants, agreements and undertakings set forth below, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the undersigned agree as follows:

1.CONSULTING ARRANGEMENT.

(a)Scope. The Company hereby engages Consultant to perform during the Term (defined below), for and on behalf of the Company, the following services (collectively, the “Services”): (a) assisting the Company in identifying, and negotiating the terms of potential joint-ventures involving algae production development projects or related transactions or business combinations (“Development Projects”) outside of the United States, and as more specifically described on the attached Exhibit A; (b) providing advice for the Company’s long-term business strategy and the Company’s day-to-day operations; and (c) such other services as may be mutually agreed by the Company and Consultant. This Agreement shall be subject to approval by the Company Board of Directors no later than March 1, 2019.

(b)Standard of Performance. Consultant shall perform the Services in full compliance with all applicable laws, rules and regulations, and Consultant shall take no action nor fail to take any action as a result of which the Company is in violation of any applicable United States or foreign law, rule or regulation.

(c)Exclusive Arrangement. During the Term, Consultant shall have the exclusive right to identify Development Projects for the Company in the following regions: Southeast Asia; Oceania; Indian subcontinent; Africa, with regions in the Middle East by mutual agreement; and specifically exclusive of North and South America, except by specific prior mutual agreement (the “Territory”). The Company, directly or indirectly through one or more consultants, shall have the right to identify Development Projects anywhere outside of the Territory, including anywhere in the United States of America.

(d)Terms of any Development Project. Notwithstanding anything to the contrary herein, the terms and conditions of any Development Project shall be acceptable to the Company in its sole and absolute discretion and meet all standards and requirements of the Company as communicated from time to time.

(e)Term. The term of the Company’s engagement of Consultant under this Agreement (the "Term") shall commence on the Effective Date and shall continue until terminated by either party for any reason (or no reason whatsoever) on not less than five (5) days’ prior written notice; provided, however, that upon and after the successful closing of a Development Project, the termination of this Agreement by the Company without cause shall not affect the Company’s obligation to make the payments required in Section 2 below.

2.COMPENSATION.

(a)Fees. The Company shall pay Consultant Twenty-Five Thousand Dollars ($25,000.00) upon the execution of this Agreement and the Company shall pay Consultant an additional Twenty-Five Thousand Dollars ($25,000.00) on or before the date six (6) weeks after the Effective Date (the “Start-Up Fees”). In addition, within ten (10) days after a closing a Development Project, the Company shall pay Consultant Three Hundred Thousand Dollars ($300,000.00). Following the closing of a Development Project, the Company shall also pay Consultant an on-going monthly fee of Twenty-Five Thousand Dollars ($25,000.00) on the first day of each month during the next twenty-four (24) months of the Term. For purposes hereof, the “closing of a Development Project” means the date that as a result of Consultant’s efforts on behalf of the Company, the Company is able, financially and otherwise, to proceed with engineering and construction of algae production facilities, processing or warehousing facilities and supply chain development, or related business combinations rendering an equivalent outcome (in the reasonable determination of the Company), for the production, processing, transport, compliance, marketing and resale of its proprietary algae biomass.

(b)Warrants for Common Stock. Within ten (10) days after the closing of a Development Project, the Company shall issue to Consultant a cashless warrant with a five-year term to purchase eighteen million (18,000,000) shares of the Company’s common stock at an exercise price of $0.10 per share. The number of shares issued subject to the warrant and the exercise price shall be adjusted by the Company in the event of any stock split, recapitalization, merger or other event affecting the capitalization of the Company so that Consultant is entitled upon the exercise of the warrant to the same pro-rata percentage of shares at the time of the stock issue as that represented by the warrant prior to the event requiring the adjustment. In no event shall Consultant be entitled to more than one such warrant under this Agreement, regardless of how many closings of Development Projects or other similar events occur.

(c)Commissions. With respect to transactions which carry a margin to the Company of at least 15%, the Company shall pay Consultant during the term of this Agreement a 4% (four percent) commission on: (i) the revenue received on the sale of any algal biomass or processed product to an entity that was identified and cultivated by Consultant, and (ii) on the revenue received from the licensing of extracts or isolates of ZIVO proprietary algal strains by any entity identified and cultivated by Consultant, in each case resulting in a contract or revenue event as a result of Consultant’s efforts. With respect to transactions which carry a margin of less than 15%, the Commission shall be $800 per ton of algal biomass or processed product or an equitable amount determined by the Company if a per ton measure is not applicable.

(d)Independent Contractor Status. Any provision of this Agreement to the contrary notwithstanding, Consultant shall perform its duties and obligations under this Agreement as an independent contractor. The Company shall not, and shall not be obligated to, withhold any federal, state or local withholding taxes from any consideration which the Company pays or provides to, on behalf of, or in respect of Consultant, nor shall the Company pay any Social Security taxes, pay any unemployment insurance or workers’ compensation insurance or make any other contributions or withhold any other amounts which are generally required of an employer in an employer/employee relationship. Consultant shall be solely responsible for paying or withholding the same. Consultant shall be solely responsible for paying all taxes, and it covenants and agrees to pay such taxes timely and to report all revenue derived from the Company in a manner consistent with the independent contractor relationship set forth in this Agreement. Consultant acknowledges and agrees that it shall have no authority whatsoever to bind or otherwise obligate the Company in any agreement, letter of intent, lease or in any other manner, except as expressly authorized by an authorized representative of the Company in writing.

(e)Business Expenses. The Company shall reimburse Consultant for all reasonable business expenses actually incurred by it in connection with the performance of the Services under this Agreement; provided, however, that in no event shall Consultant incur any single expense in excess of Five Hundred Dollars ($500.00) without the prior written approval of the Company. Any reimbursement pursuant to this Section 2(e) shall occur in accordance with the Company’s reimbursement policy as in effect from time to time. Consultant shall furnish such documentation with respect to any expense reimbursements pursuant to this Section 2(e) as the Company may reasonably request.

(f)Termination. Except as provided in Section 1(e), above, upon the termination of this Agreement, Consultant shall only be entitled to any earned but unpaid compensation hereunder accruing on or before the date of termination.

(g)Consideration. Except as otherwise specified above, no fees or other amounts shall be payable by either party to the other party, and each shall be solely responsible for his own costs incurred in performing his obligations, hereunder, it being acknowledged and agreed that each party’s undertakings and performance hereunder provides full and satisfactory consideration for the other party’s undertakings and performance.

3.CONFIDENTIALITY.

(a)Consultant acknowledges that by reason of Consultant's duties to and association with the Company Consultant has had and will have access to and has and will become informed of Confidential Information (as defined below) which is a competitive asset of the Company. Consultant agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information during or after the Term, except for use in Consultant's regular authorized duties on behalf of the Company. Consultant acknowledges that all documents and other property including or reflecting Confidential Information furnished to Consultant by the Company or otherwise acquired or developed by Consultant during the Term shall at all times be the property of the Company. Consultant shall take all reasonable and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Consultant shall deliver to the Company, at termination of this Agreement and at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof, including any of the foregoing in electronic form) relating to the Confidential Information or the business of the Company which Consultant may then possess or have under Consultant's control.

(b)The parties intend that the covenants set forth in this Section 3 shall be a series of separate covenants with respect to the Company’s business, one for each and every state and county of the United States. If any court determines that any covenant set forth in Section 3, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in this Section 3 shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any covenant set forth in this Section 3, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the covenants set forth in this Section 3 on the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants set forth in this Section 3, or any portion of any such covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the parties’ intention that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.

(c)The parties covenant and agree that in the event of a breach or attempted breach of any of the covenants set forth in this Section 3, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction in an action in equity. The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in this Section 3 above would be inadequate. Notwithstanding the foregoing, the Company may not offset or reduce the Consulting Fee by any damages arising under this Section 3.

(d)For purposes hereof, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Consultant in connection with Consultant's relationship with the Company prior to the date hereof or during Consultant's relationship with the Company and that relates to the business, products, services, financing, research or development of the Company or its suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including financial information and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company's suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include information that: (1) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (2) was rightfully received by Consultant from a third party without a breach of any obligation of confidentiality by such third party; (3) was known to Consultant prior to Consultant’s relationship with the Company; or (4) is required to be disclosed pursuant to any applicable law or court order.

4.MISCELLANEOUS.

(a)Notices. Any notice, demand, request or other communication which is permitted, required or desired to be given in connection with this Agreement or Consultant's engagement by the Company as a consultant must be in writing and shall be deemed to be duly given when (i) personally delivered, (ii) deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses (or at such other address as shall be given in writing to the parties to this Agreement or their permitted successors or assigns), or (iii) emailed to the parties at the following email addresses (or at such other email addresses as shall be given in writing to the parties to this Agreement or their permitted successors or assigns), with a hard copy to follow in the manner contemplated in either clause (i) or (ii) above, as follows:

If to the Company:

Zivo Bioscience, Inc.
2804 Orchard Lake Road
Keego Harbor, Michigan 48320
Email: price@zivobioscience.com
Attn: Philip Rice, Chief Financial Officer

If to Consultant:

Aegle Partners 2 LLC

Email:
Attn:

(b)Agreement Binding. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the Company, Consultant and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as the case may be. This Agreement may not be assigned by Consultant without the prior written consent of the Company, which consent may be withheld in its sole and absolute discretion.

(c)Choice of Law. This Agreement has been executed in, and shall be construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to the conflict of laws principles of such State. Each of the parties hereto knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement.

(d)Attorneys’ Fees. If the Company defaults in its obligations under this Agreement and this Agreement is enforced by or through an attorney, the Company shall pay all reasonable out-of-pocket costs of enforcement and collection, including, but not limited to reasonable out-of-pocket attorney’s fees.

(e)Dispute Resolution. Any disagreement, dispute, or controversy concerning this Agreement, shall be resolved exclusively by binding arbitration in Oakland County, Michigan, through the American Arbitration Association under its applicable Commercial Arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f)Amendments. This Agreement may not be modified or amended except pursuant to a written instrument executed by the Company and Consultant.

(g)Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Company and Consultant with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof.

(h)Headings. The section headings and captions used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

(i)Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be modified so as to be enforceable to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(j)Counterparts; Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Copies (facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

[Signatures on next page]

IN WITNESS WHEREOF, the Company and Consultant have executed this Supply Chain Consulting Agreement as of the date first written above.

CONSULTANT:
AEGLE PARTNERS 2 LLC, a Michigan limited liability company

By:	/s/ Arthur B. Hudson Jr.
Name:	Arthur B. Hudson Jr.
Its:	Managing Member

COMPANY:
ZIVO BIOSCIENCE, INC., a Nevada corporation

By:	/s/ Philip M. Rice II
Name:	Philip M. Rice II
Its:	Chief Financial Officer

EXHIBIT A

Consulting Services

1.Identify countries and regions that have the agricultural infrastructure, labor and local climate appropriate for algae production

a.Identify any existing algae growers in such countries or regions

i.Determine if identified growers have the attributes necessary to successfully convert their current algae growing operation to ZIVO algae growing operations, assisted by ZIVO staff

ii.For those growers thusly qualified:

1.Identify principals of the business

2.Research history and viability of the business

3.Develop other useful information prior to further consideration

iii.Contact the qualified growers and arrange for ZIVO operations personnel or their representative to inspect their growing operations, and assess the viability of converting and growing ZIVO algae

iv.Consultant to arrange for local financing or banking relationships, customs clearances, regulatory contacts, and other such commercial/governmental relationships in order to facilitate supply agreements drafted and executed by ZIVO personnel, and to commence production

b.Identify potential new grow sites in such countries or regions where it may be viable to construct and operate purpose-built, large-scale production facilities, i.e. Z280 super-farms, and facilitate the creation of joint-ventures to build and operate such facilities

i.Determine in a general manner if identified sites have the necessary infrastructure, labor, land, water, power and climate suitable for large-scale algae production, assisted by ZIVO staff

ii.For those sites or regions thusly identified

1.Identify principals/owners that control the site, public or private

2.Develop background information for the site or region

iii.Contact site owners and determine their level of interest in repurposing the site for algae production, financing and regulatory issues that may arise

iv.Once qualified, arrange for on-site inspection by ZIVO staff or representatives

v.Facilitate commercial agreements between owners and ZIVO principals, assisted by ZIVO staff or regional representatives

vi.Facilitate and/or liaison funding or financing for such projects, coordinating with private investors, governments and NGOs as necessary, representing ZIVO principals or their designated representatives in such matters to the extent allowable and appropriate

2.For ZIVO operations already underway (currently China, India and Peru), Consultant to work in concert ZIVO principals or their regional representatives for specific, identified issues, including, but not limited to, the following:

a.Assist and facilitate the identification and resolution of potential issues and problems relevant to local production, import-export, regulatory and legal disputes where intervention or lobbying may be required

b.Utilize the resources of Consultant to pro-actively address and solve issues not directly tied to production or logistics on an operational level